Exhibit 99.3

AEROSPACE INTEGRATION CORPORATION

Balance Sheet

March 31, 2006

(Dollars in thousands, except per share amounts)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42
Receivables, net	12,799
Inventory	868
Prepaid expenses	202

Total current assets	13,911

PROPERTY AND EQUIPMENT, NET	7,883

OTHER ASSETS	54

TOTAL ASSETS	$21,848

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft	$712
Accounts payable	2,910
Accrued expenses	2,443
Accrued interest	46
Accrued selling expenses	72
Advance payment on contracts	1,203
Line of credit	3,859
Current portion of notes payable	4,065

Total current liabilities	15,310

LONG-TERM LIABILITIES
Notes payable, net of current portion	5,709
Fair value of swap agreement	135

Total long-term liabilities	5,844

TOTAL LIABILITIES	21,154

SHAREHOLDERS’ EQUITY
Common stock	3
Additional paid-in capital	77
Retained earnings	627
Treasury stock	(13)

Total shareholders’ equity	694

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,848

See the accompanying note to the unaudited condensed financial statements.

AEROSPACE INTEGRATION CORPORATION

Unaudited Condensed Statements of Operations

(Dollars in Thousands)

	Three months ended
	March 31, 2006	March 31, 2005
REVENUES	$12,770	$6,367

Cost of revenues earned	9,803	5,006

GROSS PROFIT	2,967	1,361

General and administrative expenses	2,280	717

OPERATING INCOME	687	644

OTHER INCOME (EXPENSE)

Closing expenses	(2,380)	—
Interest income	—	—
Interest expense	(145)	(145)
Miscellaneous income	15	—
Amortization of debt issuance costs	(111)	—
Realized loss on the fair value of the interest rate swap	(135)	—

Total other expense	(2,756)	(145)

Net (loss) income	$(2,069)	$499

See the accompanying note to the unaudited condensed financial statements.

AEROSPACE INTEGRATION CORPORATION

Unaudited Condensed Statements of Cash Flow

(Dollars in Thousands)

	Three Months Ended
	March 31, 2006	March 31, 2005
CASH FLOW FROM OPERATING ACTIVITIES
Net (loss) income	$(2,069)	$499
Adjustments to reconcile net (loss) income to net cash flows
Depreciation and amortization	366	149
Realized loss on fair value of interest rate swap	135	—
Loss on disposal of equipment	8	—
(Increase) decrease in
Receivables	(720)	(1,466)
Inventory	(126)	(317)
Prepaid expenses	65	20
Deposits	—	—
Increase (decrease) in
Accounts payable	(192)	1,369
Accrued liabilities	1,450	508

Net cash flows (used in) provided by operating activities	(1,083)	762

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(852)	(298)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash flows provided by (used in) financing activities	1,971	(464)

NET CHANGE IN CASH	36	—

CASH AT BEGINNING OF PERIOD	6	6

CASH AT END OF PERIOD	$42	$6

See the accompanying note to the unaudited condensed financial statements.

AEROSPACE INTEGRATION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

A. Basis of Presentation - The information furnished in the accompanying Balance Sheet, Unaudited Condensed Statements of Operations and Unaudited Condensed Statements of Cash Flows have been prepared in accordance with accounting principles generally accepted in the United Stated of America for interim financial information. In the opinion of management, such information contains all adjustments, consisting of only recurring adjustments, considered necessary for a fair presentation of such information. The operating results for the three months ended March 31, 2006 may not be indicative of the results of operations for the year ending December 31, 2006 or any future period. This financial information should be read in conjunction with the Aerospace Integration Corporation’s December 31, 2005 audited financial statements and footnotes.